                                                                      EXHIBIT 11


                             GROUP 1 SOFTWARE, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   UNAUDITED

                                                        For the Three Month Period       For the Six Month Period
                                                            Ended September 30,             Ended September 30,
                                                         ------------------------       --------------------------
                                                          1996           1995              1996          1995
                                                         (FY97)         (FY96)            (FY97)        (FY96)
                                                         --------    ------------       -----------  -------------
 Net earnings                                            $   273     $      808        $       103   $   1,346

 Primary earnings                                     (A)    273            808                103       1,346
                                                          =======     ==========        ===========   =========

 Fully diluted earnings                               (B)    273            808                103       1,346
                                                          =======     ==========        ===========   =========

 Weighted average shares outstanding                       4,325          4,293              4,325       4,293
 Dilutive common stock equivalents for primary
    earnings per share                                         4             65                  1          46
                                                          -------     ----------        -----------   ---------
 Weighted average shares and common equivalent
    shares outstanding for primary earnings per
    share                                             (C)  4,329          4,358              4,326       4,339
                                                          =======     ==========        ===========   =========

 Additional equivalent shares assuming full
    dilution                                               - - -          - - -              - - -       - - -
                                                          -------     ----------        -----------   ---------

 Weighted average shares and common equivalent
    shares for fully diluted earnings per share       (D)  4,329          4,358              4,326       4,339
                                                          =======     ==========        ===========   =========
 Earnings per share

   Primary                                         (A)(C)$  0.06     $     0.19        $      0.02   $    0.31
                                                          =======     ==========        ===========   =========

   Fully Diluted (1)                               (B)(D)$  0.06     $     0.19        $      0.02   $    0.31
                                                          =======     ==========        ===========   =========


(1) Not presented on the Consolidated Statements of Earnings because fully diluted earnings per share had a differential less than 3% of primary earnings per share.